Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement (No. 333-209043) on Form S-8 of ARC Group Worldwide, Inc. of our report dated September 9, 2016, relating to the consolidated financial statements, appearing in the Annual Report on Form 10-K of ARC Group Worldwide, Inc. for the year ended June 30, 2016.

/s/ Hein & Associates LLP

Hein & Associates LLP

Denver, Colorado

January 26, 2017